Exhibit 99.1

Press Release For immediate release
Investor Relations Contacts:	Greg Ketron 404-724-4299 Jennifer Church 404-439-3428
Media Relations Contact: MassMutual Contact: Barings Contact:	Andrea Raphael 212-323-4202 chelseaharaty@massmutual.com MediaRelations@barings.com

Invesco and MassMutual Announce Repurchase of $1 billion of Invesco Preferred Stock and New Strategic Product and Distribution Partnership with Barings

MassMutual also to Provide Seed Capital Investment to Support Scale of Both Firms’
Private Wealth Offerings

Atlanta, April 22, 2025 -- Invesco Ltd. (NYSE: IVZ) and MassMutual announced today an agreement for Invesco to repurchase $1 billion of its $4 billion of outstanding Invesco, Ltd Series A Preferred Stock otherwise noncallable until May 2040 at the price and on terms described in the agreement. The all-cash repurchase, which will be funded through debt financing, is expected to close in May 2025. Further, the repurchase agreement between Invesco Ltd. and MassMutual provides for the possibility of future repurchases of the remaining $3 billion of outstanding Preferred Stock in a way that would be beneficial for both parties. The announced repurchase is expected to be earnings accretive to Invesco beginning in the second half of 2025, enabling further deleveraging and improving balance sheet flexibility while retaining the ability to both invest in growth initiatives and return capital to shareholders. Invesco also announced today an increase in its quarterly dividend from $0.205 to $0.210 per common share. MassMutual remains a significant Invesco shareholder with approximately 18.2% ownership of common shares outstanding and is a longstanding strategic partner to Invesco with previous seed and co-investment capital commitments exceeding $3 billion in total and approximately $9 billion of Invesco managed assets sold through MassMutual’s broker-dealer, variable annuity and sub-advisory platforms.

Additionally, Invesco and Barings, MassMutual’s $442 billion global asset management subsidiary, announced today a new strategic product and distribution partnership agreement for U.S. Wealth channels, bringing together their unique private markets capabilities. MassMutual intends to support this initiative with $650 million initially to accelerate the growth and scale of the partnership’s innovative U.S. wealth management product offerings.

The immediate focus of this partnership will be on differentiated and industry-leading private credit solutions for our clients, building on Invesco’s deep client relationships in the U.S. wealth channel. Investment capabilities will leverage both firms’ global private credit and public fixed income expertise, extensive product structuring and sophisticated asset allocation capabilities, as well as Barings’ and Invesco’s expertise creating unique products for complex institutional portfolios.

Over the longer term, the partnership will leverage both firms’ deep product innovation expertise to meet clients’ income needs across the multi-strategy credit spectrum and across a wide range of investment vehicles in the U.S. Wealth market.

“We are excited about this evolution in our strategic relationship with MassMutual. Given our long history together, we are pleased to form this partnership with Barings. We believe our complementary capabilities will create a formidable combination helping us deliver unique income solutions for the U.S. Wealth segment, and we look forward to continuing to find unique combinations and partners that allow us to address needs of our clients across all segments and market cycles. This partnership is special because it also allows us to further strengthen our balance sheet, delivers new solutions to clients, enhances flexibility and ultimately gives us the opportunity to meaningfully improve our overall leverage profile while also being earnings accretive. Importantly, this transaction does not preclude continued investments in our business to support growth nor our ability to maintain a regular program of share repurchases and modest increases in the common stock dividend, both of which we expect to continue to execute,” stated Andrew Schlossberg, President and CEO of Invesco Ltd.

“MassMutual’s partnership with Invesco and their collaboration with Barings only further strengthens the value MassMutual delivers to our policyowners through our portfolio of strategic businesses and investments, one of our key competitive differentiators,” said MassMutual Chairman, President and CEO Roger Crandall. “This mutually beneficial relationship also enhances our global asset management capabilities by expanding Barings’ product and distribution opportunities. Importantly, this transaction gives us additional financial flexibility to strategically reinvest in our business and accelerate progress on our long-term strategy.”

“With the majority of our platform spanning alternative assets, scaling those capabilities in the U.S. wealth market continues to be a long-term growth objective for Barings. We are excited to partner with Invesco to expand wealth investors’ access to private markets by leveraging our long history of delivering solutions to institutional investors,” said Mike Freno, Chairman and CEO of Barings.

Additional details can be found in Invesco’s first quarter 2025 earnings presentation on Invesco's website at invesco.com/corporate.
About Invesco
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.84 trillion in assets on behalf of clients worldwide as of March 31, 2025. For more information, visit www.invesco.com/corporate.
About MassMutual (Massachusetts Mutual Life Insurance Company)
MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. Founded in 1851, the company has been continually guided by one consistent purpose: we help people secure their future and protect the ones they love. With a focus on delivering long-term value, MassMutual offers a wide range of protection, accumulation, wealth management, and retirement products and services. For more information, visit www.massmutual.com.
About Barings
Barings is a $442+ billion* global asset management firm that partners with institutional, insurance, and intermediary clients, and supports leading businesses with flexible financing solutions. The firm, a subsidiary of MassMutual, seeks to deliver excess returns by leveraging its global scale and capabilities across public and private markets in fixed income, real assets and capital solutions. Learn more at www.Barings.com.

*Assets under management as of March 31, 2025